Exhibit 99.2

[GIGOPTIX Logo]

August 18, 2014

Board of Directors

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, CA 94089

Attention: Lee-Lean Shu, President, Chief Executive Officer and Chairman of the Board

Dear Members of the Board:

I am writing on behalf of the Board of Directors of GigOptix, Inc. to make a proposal for a business combination of GigOptix and GSI Technology. We believe that our proposal represents a compelling value realization event for your shareholders.  Our board of directors and management have great respect for GSI Technology, including its business, operations, management, employees and nearly 20-year history.  GSI Technology and GigOptix, both being small publicly traded companies, share a strong commitment to providing high-end products and services to our customers.  By providing an offering of both your high performance memory products for networking and telecommunications equipment and our high speed communications components, we would further enhance our collective product and service offerings, allowing us to strengthen the value proposition that we provide to our customers through a wider range of companion and complementary products and more effectively challenge against our respective competitors.

Under our proposal, GigOptix would acquire all of the outstanding shares of GSI Technology common stock for per share consideration of $6.50 consisting of (i) $2.00 per share to be paid by GigOptix in cash at the closing of the combination: (ii) such number of shares of GigOptix common stock worth $1.33 based upon the volume-weighted average price of GigOptix’ common stock for the three trading days ending one day prior to the closing of the combination; (iii) and a special dividend of $3.17 per share in cash payable by GSI Technology, and conditioned upon the closing of the combination.  Upon consummation of our proposed transaction, which we expect would be completed in the fourth quarter of 2014, GSI Technology shareholders and vested option holders would own approximately 45% of the combined company.

Our proposal represents about a 32% premium above the closing price of GSI Technology’s common stock of $4.94 on August 18, 2014. Furthermore, our proposal represents a 12% premium above the closing price of GSI Technology’s common stock of $5.80 on July 8, 2014, the day before GSI Technology announced the commencement of the modified Dutch auction self-tender offer. In addition, we note that in the self-tender, GSI Technology accepted for purchase approximately 3.85 million shares of its common stock, or 14% of the outstanding common stock, at $6.50 per share, on par with our offer price.  Moreover, approximately 10.5 million shares were tendered, representing in excess of 38% of the shares outstanding prior to the commencement of the Dutch auction.  We believe this enthusiasm amongst your shareholders for

GigOptix, Inc. • 130 Baytech Dr. • San Jose, CA 95134 USA

phone: 408.522.3100 • fax: 408.522.3102 • www.gigoptix.com

liquidity, along with our significant premium, provides a compelling reason for your board to move forward with the combination of our companies.

As you are aware, GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. Our products address long haul and metro telecommunications applications as well as emerging high-growth opportunities for Cloud and datacenter connectivity, storage-farms connectivity, interactive applications for consumer electronics, high-speed optical and wireless networks, and the industrial, defense and avionics industries. Our business is unique as it is made up of both RF and ASIC technologies products serving the high-speed telecom, datacom, storage and consumers optical and wireless communication markets, as well as the Mil/Aero, testing and medical industrial markets.

Through our high-speed communication products we offer a broad portfolio of high performance optical and wireless components to telecommunications (telecom) and data communications (datacom) customers, including (i) mixed signal radio frequency integrated circuits (RFIC), including 10 to 400 gigabit per second (Gbps) laser and optical drivers and trans-impedance amplifiers (TIA) for telecom, datacom, and consumer electronic fiber-optic applications; (ii) power amplifiers and transceivers for microwave and millimeter monolithic microwave integrated circuit (MMIC) wireless applications including 50 to 60 GHz, 71 to 76 Ghz and 81 to 83 Ghz power amplifiers and transceiver chips; and (iii) integrated systems in a package (SIP) solutions for both fiber-optic and wireless applications.  This product line also partners with key customers on development projects that generate engineering project revenue and help to position us for future product revenues with these key customers.

Through our industrial products we offer a wide range of digital and mixed-signal application specific integrated circuit (ASIC) solutions for industrial, military, avionics, medical and communications markets.  The Industrial product line partners with ASIC customers on development projects that generate engineering project revenue and which generally lead to future product revenues with these ASIC customers.

We focus on the specification, design, development and sale of analog semiconductor integrated circuits (ICs), multi-chip module (MCM) solutions, and digital and mixed signal ASICs, as well as wireless communications MMICs and modules. We are rapidly becoming an industry leader in the fast growing market for electronic solutions that enable high-bandwidth optical connections found in telecom, datacom and storage systems, as well as in consumer electronics and computing systems.

Since inception in July 2007, we have expanded our customer base with the acquisition and integration of six businesses with complementary products and customers.  In so doing, we have expanded our product line from a few leading 10Gbps ultra-long haul optical drivers at our inception to a line of products today that include: drivers, receivers and TIAs for 10 to 400Gbps optical applications; power amplifiers for various RF applications including wireless and GNSS; and custom ASICs spanning 40nm to 0.6um technology nodes. Our direct sales force is based in three countries and is supported by a significant number of channel representatives and distributors that sell our products throughout North America, Europe, Japan and Asia. We also earlier this year incepted a joint venture in Campinas, Brazil, called BrPhotonics Produtos

Optoeletrônicos LTDA, in 49:51% ownership with Fundação CPqD – Centro De Pesquisa e Desenvolvimento em Telecomunicações (CPqD). CPqD is the largest optical Brazilian Federal research and development institute focused on innovation in information and communication technologies. By partnering with CPqD to launch BrPhotonics, we have enhanced our businesses in Brazil, and obtained direct access to an extremely attractive and rich set of technologies, intellectual property and skills in CPqD addressing various COMS devices such as DSP and Silicon-Photonics advanced technologies and devices.

We believe there would be significant synergies in combining our companies, and with the combination, GSI Technology’s shareholders, as new shareholders in GigOptix, would not only achieve a significant realization event, but would also be able to share in the growth of the combined company.

We believe that a combined company would be able to provide an attractive, diverse product portfolio integrated approach to our respective major customers, including Alcatel-Lucent, Cisco Systems, Huawei Technologies and other telecom and datacom customers that would be able to deliver better value to our customers while driving more revenue to the combined operations.

We would value the opportunity to discuss with you how to optimize the integration of our respective businesses to create a leading company with exceptional capabilities. You should also be aware that we intend to offer attractive retention packages to your engineers and employees.

We have dedicated considerable time and resources to an analysis of this potential transaction and are confident that the combination will receive all necessary regulatory approvals. We look forward to discussing this with you. Our outside counsel is available to meet with your counsel at their earliest convenience.

We are aware of your ongoing litigation with Cypress Semiconductor Company, the expense that you have incurred engaging in the litigation and the potentially negative impact on your net revenues which you have reported that the uncertainty regarding the outcome of this litigation may have had.  We have ourselves experienced over the last two years significant litigations with two major US corporations, which we have brought to settled resolutions.  While during the course of our confirmatory due diligence we would want to better understand your litigation, we are hopeful that upon consummation of a transaction, we would be able to work towards bringing it to a successful conclusion, adding value and confidence to your current shareholders.

Our proposal is subject to the negotiation of a definitive merger agreement, and receipt of necessary board, stockholder and regulatory approvals, as well as conducting certain limited confirmatory due diligence.  We would also require the approval of our shareholders to increase our available common stock and to approve the issuance of shares in connection with the merger. We have received a commitment letter from Opus Bank to fully finance the cash portion of the consideration which we would be paying.  A copy of the commitment letter is attached to this letter as Exhibit A.

In addition, because a portion of the aggregate merger consideration would consist of GigOptix common stock, we would provide GSI Technology the opportunity to conduct appropriate limited due diligence with respect to GigOptix.

In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to publicly release the text of this letter early in the morning of Tuesday, August 19.

Due to the importance of these discussions and the value represented by our proposal, we expect the board of GSI Technology to engage in a full review of our proposal.  My team and I would be happy to make ourselves available to meet with you and your board at your earliest convenience.

This letter does not create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by GigOptix and GSI Technology.

We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction.  We have engaged Opus Bank as financial advisors and Crowell & Moring, LLP as legal counsel to advise us in this transaction.  We, our advisors and counsel are ready to meet with you and your advisors at any time to discuss this offer and answer any questions that you or they may have about our offer.

We believe this proposal represents a unique opportunity to create significant value for GSI Technology’s shareholders and employees, and the combined company will be better positioned to provide an enhanced value proposition to customers and shareholders. We hope that you and your Board share our enthusiasm, and we look forward to a favorable reply.

Very truly yours,

/s/ Avi Katz
Dr. Avi Katz
Co-Founder, CEO & President
Chairman of the Board of Directors
GigOptix, Inc. (NYSE MKT: GIG)

EXHIBIT A

[OpusBank Logo]

August 18, 2014

GigOptix, Inc.

130 Baytech Drive

San Jose, California 95134

Attention: Dr. Avi Katz - Founder, Chairman and Chief Executive Officer

Re: $70,000,000 Senior Secured Credit Facility Commitment Letter

Dear Dr. Katz:

You have advised Opus Bank (“we,” “us” or “Opus”) that GigOptix, Inc. (“you” or the “Company”) intends to acquire (the “Acquisition”) all the issued and outstanding capital stock (the “Shares”) of GSI Technology, Inc. (the “Target”) in exchange for a combination of cash and capital stock of the Company.  You have further advised us that, in connection with the Acquisition, the Company will obtain a senior secured credit facility (the “Facility”) in a principal amount of up to $70,000,000.  The Facility and the Acquisition, together, shall be hereinafter referred to as the “Transaction.”

You have requested that Opus agree to (i) structure, arrange and syndicate the Facility and (ii) serve as sole lead arranger, sole bookrunner, sole syndication agent and administrative agent therefore (together, the “Agent”).  Opus is pleased to advise you of that (y) it will act as the Agent for the Facility and (z) it is committed to have The Facility amount subject to aggregate commitments issued by financial institutions equal to the amount of the Facility (the “Commitment”) no later than the completion of the due diligence related to the Acquisition, upon the terms, and subject to the conditions, to be mutually agreed upon by the Company and Opus.

Opus reserves the right and intends, prior to, or after, the execution of definitive documentation with respect to the Facility (collectively, the “Facility Documents”) to syndicate a portion of the Commitment (the “Syndication”) to one or more financial institutions (such entities, together with Opus, the “Lenders”) identified by Opus in consultation with, and reasonably acceptable to you, which Lenders will become parties to the Facility Documents.  You agree that Opus will act as the Agent of the Facility and that you will not appoint any additional agents, co-agents or co-arrangers without the prior written consent of Opus.  The Facility Documents will include terms, conditions, representations, warranties and covenants customary for transactions similar to that contemplated by this Commitment Letter and appropriate in the judgment of the Agent.

Opus shall be entitled, after consultation with you, to change the pricing, terms, allocation or structure of the Facility, provided that (i) the total amount of the Facility remains unchanged and (ii) Opus determines, in its reasonable discretion, that such changes are advisable in order to ensure a successful Syndication among the Lenders.

Opus will manage, in consultation with you and subject to your reasonable consent to the composition of the syndicate, all aspects of the Syndication, including decisions as to the selection of the financial institutions to be approached and when they will be approached, when their respective commitment will be accepted and which financial institutions will participate in the allocations of the

CORPORATE OFFICES:  19900 MACARTHUR BOULEVARD, 12TH FLOOR, IRVINE, CA 92612

GigOptix, Inc.

August 18, 2014

commitments among the Lenders.  You agree to assist Opus in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to successfully complete the Syndication, including but not limited to (a) your assistance in the preparation of an information package, including a Confidential Information Memorandum for the Facility and other marketing materials for delivery to potential Lenders, and (b) such other information and projections prepared by you or your advisors relating to the Transactions as may be reasonably requested by Opus or the potential Lenders.  You also agree to participate in, and to make appropriate senior officers and representatives of the Company available to participate in, informational meetings for potential Lenders at such times and places as Opus may reasonably request and to use commercially reasonable efforts to ensure that Opus’s Syndication efforts materially benefit from the Company’s existing lending relationships.

To ensure an orderly and effective Syndication of the Facility, you agree that, from the date hereof until the successful completion of the Syndication (as reasonably determined by Opus), you will not and will not permit any of your affiliates to and, after completion of the Acquisition, you will not permit the Target and its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of Opus; provided, however, that the foregoing shall not apply to the Facility contemplated in this Commitment Letter.

You represent, warrant and covenant that:

(a)                                 all written information (other than financial projections) contained in the filings made with the Securities and Exchange Commission by the Company and (to the best of your knowledge) the Target that have been, or are hereafter, furnished to Opus by you or any of your representatives in connection with the Transaction are complete and correct in all material respects as of the date thereof and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and,

(b)                                 all financial projections made by each of the Company and (to the best of your knowledge) the Target and provided to Opus have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your, or the Target’s, control and that no assurance can be given that the projections will be realized).

You agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until completion of the Syndication to assure that the representations and warranties clauses (a) and (b) above remain accurate and correct without regard to when such information and projections were furnished.  In issuing this Commitment Letter and arranging and syndicating the Facility, Opus is and will continue to be entitled to use and rely on such information and projections without independent verification thereof.

The commitment of Opus hereunder is subject to your compliance with the terms and conditions of this Commitment Letter.  Please note, however, that the terms and conditions of Opus’s commitment hereunder are not limited to those set forth herein and that those matters that are not covered or made clear herein are subject to mutual agreement of the parties hereto.

You agree to pay all reasonable out-of-pocket costs and expenses incurred by Opus (including without limitation, reasonable fees and disbursements of counsel) in connection with the arranging,

GigOptix, Inc.

August 18, 2014

structuring and syndicating the Facility and enforcing of any of its rights and remedies contained herein, which costs and expenses will be paid whether the Facility closes or not.

You agree to indemnify and hold harmless each of Opus and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an “Indemnified Party”), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by, or asserted against, an Indemnified Party in connection with Opus’s or any Lender’s commitment or participation in the transactions contemplated by this Commitment Letter, the Facility or any related matter or any investigation, litigation or proceeding in connection therewith irrespective of whether or not the Acquisition is consummated or the Facility is drawn upon and whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s own gross negligence or willful misconduct.  No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this Commitment Letter or the breach of any such Indemnified Party’s obligations hereunder or have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its shareholders or creditors for, or in connection with, the transactions contemplated hereby except to the extent such liability resulted from such Indemnified Party’s gross negligence or willful misconduct.

Our offer to provide the Facility will terminate (i) at 5:00PM, Pacific Daylight Time, on August 18, 2014 (“Commitment Termination Date”), unless on, or before, the Commitment Termination Date, you accept this Commitment Letter by signing and returning it to the address provide below and (ii) if this Commitment Letter is timely accepted by you, on, or prior to, the earlier of December 31, 2014, and the date of execution of the Facility Documents.  In any event, your obligations with respect to indemnification (for a period, to the extent that the Acquisition does not occur, not to exceed six months from such time as you have notified us that the Acquisition is not occurring), fees, costs, expenses and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of Opus made hereunder; provided, however, that, upon execution of the Facility Documents, your obligations with respect to indemnification set forth herein shall be superseded by the indemnification provisions of the Facility Documents.

This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.  You acknowledge that Opus may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with your or the Target’s respective interests. Opus will not furnish confidential information obtained from you, the Target, or any of your or its respective affiliates to any of Opus’s other customers.  Furthermore, Opus shall have no obligation to use in connection with the Transaction, or to furnish to you or the Target, confidential information obtained by Opus or any of its affiliates from any other person.

This Commitment Letter and Opus’s commitment hereunder may not be assigned by you without the prior written consent of Opus, and any attempted assignment without such consent shall be void and of no force or effect.  Opus’s commitment hereunder may be assigned by it to any of its affiliates or, in consultation with you, to any Lender.  Any such assignment to an affiliate shall not relieve Opus from any of its obligations hereunder unless and until the Facility Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release Opus from its commitment hereunder pro tanto.

GigOptix, Inc.

August 18, 2014

This Commitment Letter may not be amended or modified or any provision hereof waived except in writing signed by you and Opus.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.

This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to its conflict of laws principles.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of, or relating to, this Commitment Letter or the Transaction contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

This Commitment Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

We appreciate the opportunity to assist you in this very important transaction.

Very truly yours,

OPUS BANK
19900 MacArthur Boulevard, 12th Floor
Irvine, CA 92612

By:	/s/ Kevin McBride
Name:	Kevin McBride
Title:	Senior Managing Director

Accepted and agreed to as of the date first above written:

GIGOPTIX, INC.

By:	/s/ Avi Katz

Name:	Avi Katz

Title:	COB & CEO